AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 1st day of March 2010 (the “Effective Date”), by and between METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation (the “Company”), and Michael M. Earley (hereinafter called the “Executive”).

RECITALS

A.            The Company and the Executive are parties to that certain amended and restated employment agreement dated December 4, 2009 (the “Original Employment Agreement”).

B.             The Company and the Executive desire to amend and restate the Original Employment Agreement, in its entirety, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.             Employment.

1.1           Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2           Duties of Executive during the Term of Employment.

(a)           During the Term of Employment (as defined herein) under this Agreement, the Executive shall serve as the Chief Executive Officer of the Company, shall report to the Board of Directors of the Company (the “Board”), shall diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive in his capacity as Chief Executive Officer), and shall exercise such power and authority as may from time to time be delegated to him by the Board.  Notwithstanding the foregoing, the Executive shall secure the approval of the Board prior to taking any actions on behalf of the Company outside of the ordinary course of the Company’s business.  The Executive shall devote such time and attention to the business and affairs of the Company as is reasonably necessary to discharge his duties hereunder, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.  It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments or (iv) investigate alternative employment opportunities, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

(b)           In addition to the duties set forth in Section 1.2(a) above, during the Term of Employment, the Executive shall use his commercially reasonable efforts to assist the Company conduct a search (the “CEO Search Process”) for a person to serve as the Executive’s successor as Chief Executive Officer of the Company (a “Successor CEO”).  In furtherance, but not limitation, of the foregoing, the Executive shall diligently perform all duties and services as may be reasonably assigned to him by the Board in connection with the CEO Search Process.  On the Company’s written request following the Company’s engagement of a Successor CEO, the Executive shall automatically and without further action be deemed to have resigned as Chief Executive Officer of the Company, and if requested by the Board, the Executive hereby agrees to immediately execute a resignation letter to such effect in form and substance reasonably acceptable to the parties.

1.3           Duties of Executive following the Term of Employment.

(a)           In the event that, prior to the Outside Separation Date (as defined in Section 2.1 below), the Executive ceases to serve as Chief Executive Officer of the Company, the Executive shall, if requested by the Board, act as a consultant to the Company during the period commencing on the date of the Executive’s cessation of service as Chief Executive Officer and ending on the Outside Separation Date (the “Transition Period”).  In his role as consultant to the Company, the Executive shall, if and to the extent requested by the Board, in good faith endeavor to perform the following services to assist the Company provide for an orderly CEO succession process:

(i)           prepare and deliver to the Board a report that generally identifies the duties, roles and functions that have previously been performed by him;

(ii)           at the request of the Board, from time to time transition and hand over his responsibilities to such other person(s) that the Board designates;

(iii)           use reasonable efforts to generally transfer knowledge regarding the Company as reasonably requested;

(iv)           perform such other tasks and duties that the Board may reasonably assign to Executive to assist in the CEO transition process.

(b)           During the Transition Period, the Executive shall devote such amount of his time and attention to the business and affairs of the Company as is reasonably necessary to fulfill the duties set forth in Section 1.3(a). During the Transition Period, the Executive may perform the duties set forth in Section 1.3(a) at the Company’s headquarters in West Palm Beach, Florida or at such other locations selected by Executive that reasonably enable Executive to fulfill the duties set forth in Section 1.3(a).

(c)           It is agreed and understood by the parties to this Agreement that, for all purposes, during the Transition Period, the Executive shall serve solely as an independent contractor of the Company and shall not be an executive nor an employee of the Company in any capacity.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Executive and the Company during the Transition Period.

2.             Term.

2.1           Term.  Unless earlier terminated in accordance with Section 5 hereof, the Term of Employment under this Agreement shall commence on the Effective Date and shall expire on June 30, 2010 (the “Outside Separation Date”).

2.2           Term of Employment and Expiration Date.  The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire is sometimes referred to in this Agreement as the “Expiration Date”.

3.             Compensation.

3.1           Base Salary.  Until the Outside Separation Date, the Executive shall receive cash compensation at the annual rate of $375,000 (the “Cash Compensation”), with such Cash Compensation payable in installments consistent with the Company's normal base salary payroll schedule, subject to applicable withholding and other taxes.

3.2           Additional Compensation.  Subject to Section 5.1 and 5.5(b) below, in further consideration for entering into this Agreement, the Executive shall receive an additional payment of $375,000 (the “Additional Compensation”), payable for the period commencing on July 1, 2010 and ending on June 30, 2011, in twelve (12) equal monthly installments according to the Company’s normal base salary payroll schedule, subject to applicable withholding and other taxes.

3.3           Bonus Compensation.

(a)           Subject to Section 5.1 and 5.5(b) below, the Company shall pay the Executive no later than March 31, 2010 the annual bonus that the Executive would have received under the Company’s 2009 executive bonus plan (the “2009 Bonus”) as it existed prior to the date hereof as if Executive had worked until the end of 2009.  In determining whether and to what extent the Company performance metrics have been satisfied for purposes of the 2009 Bonus (the “Performance Metric Determinations”), the Compensation Committee shall make adjustments to exclude any and all expenses directly or indirectly related to the CEO Search Process and changes, this transition and/or the related discussions occurring with respect thereto in 2009 (including, but not limited to, the following to the extent they impact the Performance Metric Determinations: search and legal fees and termination and bonus expenses and all amounts accrued, incurred or paid to the Executive under this Agreement in excess of those which would have accrued, incurred or been paid to Executive had this Agreement not been amended and restated and all amounts accrued, incurred or paid to Executive’s successor).  Notwithstanding the foregoing, nothing in this Agreement shall preclude the Compensation Committee from making in good faith any and all other adjustments it deems necessary or desirable in a manner reasonably intended to be consistent with past practice in connection with the Performance Metric Determinations provided that any such adjustments are also taken into in a consistent and equitable manner account when determining bonuses for all other executives eligible to receive bonuses under the 2009 executive bonus plan.

(b)           Subject to Section 5.1 and 5.5(b) below, the Company shall pay the Executive no later than August 15, 2010, or as soon a reasonably possible thereafter, a prorated annual bonus for 2010 (the “2010 Bonus”) calculated by:

first, determining the percentage by which the Company’s actual income before taxes (“IBT”) in the six month period ended June 30, 2010 missed or exceeded the Company’s budgeted IBT for such period (the “Six Month IBT Percentage”);

second, determining the bonus that Executive would be entitled to receive under the Company’s recently adopted 2010 Bonus Plan assuming the Executive had served as the Chief Executive Officer for all of 2010 and the Company’s IBT for fiscal 2010 missed or exceeded the IBT budgeted for fiscal 2010 by the same percentage as the Six Month IBT Percentage (the “Full Year Bonus”);

third, multiplying the Full Year Bonus bythe percentage of the year that the Executive actually served as the Chief Executive Officer of the Company or as a consultant pursuant to Section 1.3.  In the course of calculating the 2010 Bonus, the Compensation Committee shall make adjustments to : (i) exclude from the actual IBT for the six month period ending June 30, 2010 any extraordinary or non-recurring items not anticipated in the 2010 budget; and (ii)  exclude any and all expenses directly or indirectly related to the CEO Search Process and changes, this transition and/or the related discussions occurring with respect thereto in 2010 (including, but not limited to, the following to the extent they impact the 2010 Bonus calculations: search and legal fees and termination and bonus expenses and all amounts accrued, incurred or paid to the Executive under this Agreement in excess of those which would have accrued, incurred or been paid to Executive had this Agreement not been amended and restated and all amounts accrued, incurred or paid to Executive’s successor).  Notwithstanding the foregoing, nothing in this Agreement shall preclude the Compensation Committee from making in good faith any and all other adjustments it deems reasonable necessary or desirable to calculate the 2010 Bonus in a manner that is consistent with the Company’s past practice of calculating bonus payments for senior executive officers.

3.4           Automobile and Telephone Expenses.  Subject to Section 5.1 and 5.5(b) below, during the period commencing on the Effective Date and terminating on June 30, 2011, the Executive shall receive an automobile allowance of $850 per month and a mobile telephone allowance of $250 per month (collectively, the “Automobile and Telephone Expense”).

4.             Expense Reimbursement and Other Benefits.

4.1           Reimbursement of Expenses. Upon the submission of proper documentation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment or the Transition Period in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year.

4.2           Compensation/Benefit Programs.  During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Subject to Section 5.1 and 5.5(b) below, during the period following Executive’s termination of employment and ending on June 30, 2011, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel, life insurance and other welfare benefit plans of the Company (but excluding vacation pay and other benefits that are payroll-type arrangements).  In the event that the Company is unable to provide the Executive with any benefits required hereunder by reason of the termination of the Executive’s employment pursuant to this Agreement, then the Company shall make a cash payment, each month, equal to the value of the Benefits that otherwise would have accrued for the Executive’s benefit under each such plan for such month, for the period during which such Benefits could not be provided under any such plan.  The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive.  For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive.

4.3           Working Facilities.  During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his/her position and adequate for the performance of his/her duties hereunder.

4.4           Stock Options and Restricted Shares.  Subject to Section 5.1 and 5.5(b) below, on the later of (i) the date of the termination of the Executive’s employment under any of Section 5.2, 5.3, 5.4 or 5.5(a) below or (ii) June 30, 2010, all outstanding unvested Stock Options and restricted shares of Common Stock (“Restricted Shares”) held by the Executive shall immediately become fully vested and the Executive shall have until the earlier of (x) the options’ stated maturity date assuming the Executive remained an executive of the Company and (y) March 31, 2011 to exercise any or all of his vested Stock Options.

4.5           Other Benefits.  The Executive shall be entitled to four (4) weeks of vacation each calendar year during the Term of Employment (subject to the general eligibility provisions set forth in the Company’s personnel policy), to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder.  Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year.  Within thirty days of the termination of the Executive’s employment, the Company shall pay Executive for any unused vacation days accumulated as of the date of termination The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

5.             Termination.

5.1           Termination for Cause.  The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause.  For purposes of this Agreement, the term “Cause” shall mean a court ordered determination that the Executive committed fraud in connection with his services hereunder.  Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.  The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination.  Upon any termination pursuant to this Section 5.1, the Company shall have no further liability hereunder and the Executive shall automatically forfeit any right to receive any further compensation or benefits under Sections 3 or 4 hereof (including any acceleration of vesting or extension of exercise period rights with respect to his Stock Options and Restricted Shares as set forth in Section 4.4); except that: (i) the Company shall pay to the Executive that portion of his Cash Compensation earned through the date of termination; and (ii) the Company shall reimburse the Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 4.1.

5.2           Termination Without Cause.  At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive.  A termination pursuant to this Section 5.2 shall have no impact whatsoever on the Executive’s right to receive all of the compensation and benefits set forth in Section 3 and 4 hereof.  Once such compensation and benefits are paid, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's termination, subject, however to the provisions of Section 4.1).

5.3           Disability.  The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 days in any 12-month period.  The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled.  A termination pursuant to this Section 5.3 shall have no impact whatsoever on the Executive’s right to receive all of the compensation and benefits set forth in Section 3 and 4 hereof.  Once such compensation and benefits are paid, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's disability, subject, however to the provisions of Section 4.1).

5.4           Death.  In the event of the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive the compensation specified in Section 3 and 4 hereof.  Once such compensation and benefits are paid, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1).

5.5           Termination by Executive.

(a)           The Executive shall at all times have the right, upon forty-five (45) days written notice to the Company, to terminate the Term of Employment; provided, however, that the Executive shall be deemed to have provided the requisite prior notice to the Company in the event (i) the Executive resigns as Chief Executive Officer as of the Outside Separation Date or (ii) the Executive resigns as Chief Executive Officer at the written request of the Company pursuant to Section 1.2(b).  At the Company's sole option, upon receipt of notice from the Executive pursuant to this Section, the Company may immediately terminate the Term of Employment, which termination shall be deemed to be a termination without Cause.

(b)           If the Executive resigns without providing written notice in accordance with Section 5.5(a), the Executive shall automatically forfeit any right to receive any further compensation or benefits under Sections 3 or 4 hereof (including any acceleration of vesting or extension of exercise period rights with respect to his Stock Options and Restricted Shares as set forth in Section 4.4); except that the Company shall pay to the Executive that portion of his Cash Compensation earned through the date of resignation.  The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(c)           If the Executive resigns and provides written notice in accordance with Section 5.5(a), such resignation shall have no impact whatsoever on the Executive’s right to receive all of the compensation and benefits set forth in Section 3 and 4 hereof.  Once such compensation and benefits are paid, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's termination, subject, however to the provisions of Section 4.1).

5.6           Change in Control of the Company.

(a)           In the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, the Company shall pay to the Executive as a single lump sum payment, within 30 days of the Change in Control, a lump sum payment equal to the sum of (i) the unpaid portion of the Executive’s Cash Compensation, Additional Compensation, 2009 Bonus and Automobile and Telephone Expense, and the value of the annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof during the period commencing on the date of the Change in Control and ending on June 30, 2011, plus (ii) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment hereunder.  The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(b)           For purposes of this Agreement, the term “Change in Control” shall mean:

(i)           Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii)           the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person entity or “group” that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

Notwithstanding anything in this Section 5.6 to the contrary, no Change in Control of the Company shall be deemed to occur unless such Change in Control constitutes, with respect to the Company, a "Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation" as such term is defined under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time.

5.7           Director Service. The Executive shall continue to serve as a member of Board in accordance with and subject to the Company’s Articles of Incorporation, By-laws and prevailing law.

5.8           Release of Claims.  The Executive hereby agrees that, following a termination of employment under Section 5 (other than a termination pursuant to Section 5.4), he shall, within fifteen five (5) business days of the date of termination, execute and deliver to the Company a general release of claims, in form attached hereto as Exhibit A (the “Release”), by which the Executive releases the Company from any claim arising from the Executive’s employment by, provision of consulting services to, termination of employment with or provision of services as a director of, the Company, in consideration for the payment and Benefits.  In the event the Executive fails to execute the Release within five (5) business days of the termination of his employment or revokes the Release before it becomes effective, the Executive shall automatically forfeit any right to receive any further compensation or benefits under Sections 3 or 4 hereof (including any acceleration of vesting or extension of exercise period rights with respect to his Stock Options and Restricted Shares as set forth in Section 4.4); except that the Company shall pay to the Executive that portion of his Cash Compensation earned but not yet paid; provided, however, that if Executive is disabled and unable to execute the Release, Executive shall not forfeit his rights to receive any further compensation or benefits under Sections 3 or 4 hereof. The Release shall only become effective upon the execution of the Release by the Company.

5.9           Survival.  The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

5.10         Termination of Employment.  For purposes of any benefit to be provided or any amount payable under this Agreement that is subject to Section 409A of the Code, termination of employment shall not be deemed to occur unless it is reasonably expected that Executive will provide no further services to the Company or its affiliates, as defined in Section 414(b) or (c) of the Code, or that the level of bona fide services will not exceed 20% of the average level of services provided by Executive over the thirty-six (36) months preceding Executive’s termination of employment.  If Executive continues to provide bona fide services to the Company or any of its affiliates at a level that is more than 20% of the average level of services provided by Executive over such thirty-six (36) month period, then Executive shall be deemed not to have experienced a termination of employment.

5.11         Delay of Certain Payments.  In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) the Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment (“Delay Period”).  Any payments that are delayed by virtue of this subparagraph shall (I) be paid in one payment at the conclusion of the Delay Period and (II) include interest computed at five percent (5%) per annum for the duration of the Delay Period.”

6.             Restrictive Covenants.

6.1           Non-competition. At all times while the Executive is employed by the Company or during the Transition Period, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Employee’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the  Employee’s employment); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2           Nondisclosure.  The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3           Nonsolicitation of Employees and Clients.  At all times while the Executive is employed by the Company and for a two (2) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

6.4           Ownership of Developments.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.5           Books and Records.  All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

6.6           Definition of Company.  Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7           Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8           Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9           Extension of Time.  If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10         Survival.  The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7.             Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.             Releases.

8.1           Executive’s Release of the Company.   The Executive releases and discharges the Company, the Company’s present and former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, subsidiaries, predecessors, affiliates, and successors from any and all claims, liabilities or obligations of every kind and nature to the extent relating to the Company, whether now known or unknown, suspected or unsuspected, which Executive ever had or now has arising prior to the date of the signing of this Agreement, including but not limited to all claims arising out of or in connection with (i) his employment by the Company or the termination of his employment by the Company, including but not limited to any contention that Executive was discriminated or retaliated against, harassed, wrongfully terminated, constructively terminated or injured by the Company in any way or that the Company breached any agreement with Executive or other obligation to Executive, (ii) any illness, injury, impairment, or other physical, mental, psychological or other medical condition, any claim for benefits, including without limitation long term disability benefits, short term disability benefits, other disability benefits, and (iii) any other employment-related benefits. This release includes all federal and state common law claims (including those for contract and tort), and claims under any federal or state statute or ordinance, including, without limitation, the Employee Retirement Security Income Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act, the United States Constitution and the Sarbanes-Oxley Act, 18 U.S.C. § 1514. This release does not apply to and is not intended to be a release of, any indemnification agreements or similar agreements between the Company and Executive, any rights under this Agreement or that certain Registration Rights Agreement entered into by and between the Company and the Executive dated as of December 4, 2009 hereof or the Executive’s right, title and interest in the securities of the Company owned by him.

8.2           Company’s Release of Executive.  The Company releases and discharges Executive from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which the Company ever had or now has arising prior to the date of the signing of this Agreement, including but not limited to all claims arising out of or in connection with his employment by the Company.  This release includes all federal and state common law claims (including those for contract and tort), and claims under any federal or state statute or ordinance. Notwithstanding the above, nothing in this Agreement shall act as a release or waiver of any claim by the Company against Executive for the theft, misuse, or improper disclosure of the Company’s confidential, proprietary or trade secret information and the Company knows of no such acts as of the date hereof.

8.3           No Assignment of Claims.  Executive acknowledges and agrees that he has not assigned, transferred or conveyed to any person or entity any claim, demand, liability, obligation or cause of action released by this Agreement.  Executive agrees to indemnify, defend and hold harmless the Company and/or any present or former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, predecessors, affiliates, subsidiaries or successors of the Company from any claims which may be asserted against them based on, or arising out of, any such assignment, transfer, or conveyance.

9.             Non-Disparagement.  The Company agrees to cause the officers and directors of the Company agree not to make any defamatory remarks about the Executive to third parties. The Executive agrees not to make any defamatory remarks about the Company (including its employees, officers, directors, agents, products, services, or business practices).  The parties understand that by agreeing to the provisions of this Section, they are waiving rights guaranteed by the First Amendment of the United States Constitution and State law counterparts.  Subject to the Company’s disclosure obligations under the federal securities laws, the parties shall mutually agree to the content of any public announcements or press releases made by the Company or Executive regarding the termination of Executive’s employment with the Company and the terms of this Agreement.

10.           Preservation of Indemnity and Directors and Officers Insurance rights; Mitigation.   Nothing in this Agreement is intended to, or does, waive the Executive’s rights to indemnity and defense from the Company arising out of his duties as an employee, officer and director of the Company to the extent that he is entitled to indemnity and defense pursuant to Florida law, the Company’s Articles of Incorporation and/or the Company’s Bylaws.  This Agreement shall not divest the Executive of any liability insurance rights, if any, he may have by virtue of his employment with the Company.  The earnings, payments, equity and benefits contemplated by this Agreement, shall not be reduced by any earnings, payments, equity and benefits that Executive may receive from any other source.

11.           Attorney’s Fees.  The Company shall reimburse the Executive for the Executive’s actual and reasonable attorney’s fees incurred in connection with the negotiation of this Agreement in an amount up to $5,000, as documented to the Company by detailed invoices provided to the Executive by his attorney and forwarded to the Company’s General Counsel (the “Legal Fees”).  The Company will pay the Legal Fees within five business days of receiving a detailed invoice.

12.           Assignment.  Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Code.  For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A of the Code, the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

14.           Section 162(m) Limits.     Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code.  The limitation set forth under this Section 15 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

15           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including, without limitation, the Original Employment Agreement.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

16.           Notices:  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent (i) if to the Company, addressed to Metropolitan Health Networks, Inc., 250 South Australian Avenue, Suite 400, West Palm Beach, Florida 33401, Attn:  Roberto L. Palenzuela, General Counsel, and (ii) if to the Executive, to Michael M. Earley, 99 S.E. Mizner Drive, #317, Boca Raton, Florida 33422, with a copy to: Akerman Senterfitt, 1 SE Third Ave., 25th Floor, Miami, Florida 33131 Attn: Carl Roston, Esq., or to such other address as either party hereto may from time to time give written notice of to the other.

17.           Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

18.           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.           Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.           Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

21.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

23.           No Offset. Notwithstanding anything to the contrary set forth herein, until the entry of a court ordered determination pursuant to Section 5.1, the Company’s obligations to make payments hereunder are absolute and unconditional and not subject to offset, defense, counterclaim, dilatory plea or the like.

24.           Prevailing Parties. In the event of any dispute relating to this Agreement, the non prevailing party shall pay the expenses and costs of the prevailing party, including but not limited to legal fees and costs.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

METROPOLITAN HEALTH NETWORKS, INC.

By:
Name:
Title:

THE EXECUTIVE:

MICHAEL M. EARLEY

EXHIBIT A

FORM OF RELEASE

           This Release of Claims (“Release”) is made and entered into by and between MICHAEL M. EARLEY, on behalf of himself and his agents, representatives, heirs, executors, administrators, survivors and assigns (hereinafter collectively “Executive”) and METROPOLITAN HEALTH NETWORKS, INC., and each of its affiliates, subsidiaries, successors, and their respective employees, officers, directors, agents, legal representatives and assigns (hereinafter collectively the “Company”). Executive and the Company are hereinafter referred to as the “Parties.”

For and in consideration of the mutual promises, covenants, and undertakings contained herein and for other good and sufficient consideration receipt of which is hereby acknowledged, the Parties agree to the terms of this Release as follows:

1.           This Release, and compliance with this Release, shall not be construed as an admission by either party of a violation of the rights or interests of the other party or of any other individual or entity; nor shall this Release and compliance with this Release be construed as an admission of a violation of any order, ruling, law, statute, regulation, contract or covenant, express or implied. The parties disclaim and deny any such violation and any liability that would be incurred as a result.

2.           Executive releases and discharges the Company, the Company’s present and former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, subsidiaries, predecessors, affiliates, and successors from any and all claims, liabilities or obligations of every kind and nature to the extent relating to the Company, whether now known or unknown, suspected or unsuspected, which Executive ever had or now has, including but not limited to all claims arising out of or in connection with (i) his employment by the Company, his provision of consulting services to the Company or the termination of his employment with or his provision of consulting services to the Company, including but not limited to any contention that Executive was discriminated or retaliated against, harassed, wrongfully terminated, constructively terminated or injured by the Company in any way or that the Company breached any agreement with Executive or other obligation to Executive, (ii) any illness, injury, impairment, or other physical, mental, psychological or other medical condition, any claim for benefits, including without limitation long term disability benefits, short term disability benefits, other disability benefits, and (iii) any other employment-related benefits. This release includes all federal, state, and non-U.S. statutory claims, federal, state, and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance, including, without limitation, the Employee Retirement Security Income Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act, the United States Constitution and the Sarbanes-Oxley Act, 18 U.S.C. § 1514. This release does not apply to and is not intended to be a release of, any indemnification agreements or similar agreements between the Company and Executive, any rights under this Agreement or that certain Registration Rights Agreement entered into by and between the Company and the Executive dated as of December 4, 2009 or the Executive’s right, title and interest in the securities of the Company owned by him.

3.           The Company releases and discharges Executive from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which the Company ever had or now has, including but not limited to all claims arising out of or in connection with his employment by the Company. This release includes all federal, state, and non-U.S. statutory claims, federal, state and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance. Notwithstanding the above, nothing in this Release shall act as a waiver or release of any claims by the Company against Executive for the theft, misuse, or improper disclosure of the Company’s confidential, proprietary and trade secret information and the Company knows of no such acts as of the date hereof.

4.           The Parties understand and expressly agree that, except as provided in this Release, this Release extends to all claims arising prior to the date of their signing of this Release of every nature and kind whatsoever, whether known to them or not, except any rights or obligations created by this Release or the Executive’s amended and restated employment agreement with the Company dated as of March 1, 2010 (the “Employment Agreement”).  Notwithstanding the foregoing, nothing in this Release is intended to, or does, waive the Executive’s rights to indemnity and defense from the Company arising out of his duties as an employee, officer and director of the Company to the extent that he is entitled to indemnity and defense pursuant to Florida law, the Company’s Articles of Incorporation and/or the Company’s Bylaws.  This Release shall not divest the Executive of any liability insurance rights, if any, he may have by virtue of his employment with the Company.

The parties have had the opportunity to consult with and be advised by counsel regarding the meaning and effect of this provision and agree voluntarily to waive their rights, except as described in this paragraph, and affirm their intention to release not only claims known but those unknown to them which arose or may arise out of Executive’s employment with the Company or its termination, and they hereby do release all such known and unknown claims.

5.           The Parties hereto acknowledge that they: a) have carefully read and understood all of the terms and conditions of this Release; b) have discussed and reviewed this Release with their respective attorneys; c) agree with the terms and conditions of this Release; and d) enter into this Release voluntarily and knowingly. The Release’s terms shall not be construed against the drafter.

6.           The Parties agree that this Release shall be final and binding upon the Parties, their successors, and assigns, and that any changes in this Release, whether by additions, deletions, waivers, amendments or modifications, may be made only in writing and signed by all Parties.

7.           The Parties agree that this Release sets forth the entire agreement between the Parties and supersedes any other understanding, promise or Release directly or indirectly related to it, except the Employment Agreement to which it is attached, which it does not supercede. The parties agree that, notwithstanding the terms of this Release, they will honor the terms of the Employment Agreement. Other than as provided by this Release, no promise or inducement has been offered to the respective parties.

8.           If any part of this Release shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and said illegal, unenforceable or invalid parts shall be deemed not to be a part of this Release.

9.           This Release is to be interpreted in accordance with Florida law without regard to its conflict of law provisions.

10.           Prior to execution of this Release, Executive and the Company have apprised themselves of sufficient information in order that they might intelligently exercise their own judgment concerning whether to sign it. The Company has informed Executive in writing to consult an attorney before signing this Release, and he has done so. The Company has also given Executive 21 days in which to consider this Release, if he wishes. Executive also understands that for a period of 7 days after he signs this Release he may revoke this Release and that the Release shall not become effective until the eighth day after he signs it. In order to revoke this Release, Executive must deliver to the Company’s General Counsel, Roberto L. Palenzuela, on or before seven (7) days after the execution of this Agreement, a letter stating that he is revoking this Release. Should Executive revoke this Release, he will not be entitled to receive any benefits under the Employment Agreement to which this Release is attached as an Exhibit.

11.           The Parties represent that they have discussed thoroughly all aspects of this Release with their respective attorneys, fully understand all of the provisions of the Release, and are voluntarily entering into this Release.

12.           The Parties acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Release.

13.           This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed signature page shall be deemed the equivalent of an original for the purpose of effecting this Release.

14.           The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release and the person signing below on behalf of the Company warrants that he or she has the authority to bind the Company. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims released herein.

COMPANY:

METROPOLITAN HEALTH NETWORKS, INC.

By:	Date:
Name:
Title:

THE EXECUTIVE:

Date:
MICHAEL M. EARLEY